Exhibit 99.1

Contact Information:	Roper Industries, Inc.
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Announces Consent Solicitation

Duluth, Georgia, November 19, 2004 ... Roper Industries, Inc. (NYSE: ROP) announced today that it has commenced a solicitation of consents to amend the indenture related to its Senior Subordinated Convertible Notes due 2034 (CUSIP No. 776696AA4) (the “Notes”).

The amendment provides for the Company to pay the same conversion value upon conversion of the Notes, but would change how the conversion value is paid. In lieu of receiving exclusively shares of common stock or cash upon conversion, noteholders would only receive cash up to the value of the accreted principal amount of Notes converted and, at the Company’s option, any remainder of the conversion value would be paid in cash or shares of common stock.

The record date for the consent solicitation is 5:00 p.m., New York City time, on November 18, 2004. The consent solicitation will expire at 5:00 p.m., New York City time, on December 6, 2004, unless extended. The Company is offering a consent fee of $1.00 per $1,000 principal amount at maturity of the Notes (which is approximately equal to .25% of $395, the accreted principal amount per note on December 6, 2004) to each holder of record as of the record date who has delivered (and has not revoked) a valid consent prior to the expiration of the consent solicitation. The Company’s obligation to accept consents and pay the consent fee is conditioned, among other things, on the receipt of consents from holders of not less than a majority in principal amount of the outstanding Notes.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments, holders of the Notes should refer to the Consent Solicitation Statement dated November 19, 2004, which is being sent to all holders of record of the Notes as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to Global Bondholder Services Corporation, the Information Agent for the consent solicitation, at (866) 389-1500 or Merrill Lynch & Co., the solicitation agent for the consent solicitation, at (888) 654-8637.

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration to receive press releases via email, is available on the Company’s website, www.roperind.com.

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